INTERIM MANAGEMENT
AND RESTRUCTING SERVICES
CHIEF RESTRUCTURING OFFICER
ENGAGEMENT LETTER AGREEMENT

March 20, 2012

Via Electronic Mail Delivery

Mr. Robert W. Beard
Chief Operating Officer
SMF Energy Corporation
200 W. Cypress Creek Rd., Suite 400
Fort Lauderdale, FL 33309

Re:	Engagement of Soneet R. Kapila and Kapila & Company as the Chief Restructuring Officer for SMF Energy Corporation, a Florida corporation (“SMF”, or the “Company”).

Dear Mr. Beard:

This letter confirms and sets forth the terms and conditions of the engagement between Kapila & Company and SMF, a Delaware corporation including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below, this letter will constitute an agreement between SMF and Kapila & Company.

1.	Description of Services

a.	Officers.

In connection with this engagement, Kapila & Company shall make available to the Company Soneet R. Kapila to serve as the Chief Restructuring Officer of the Company (the “CRO”). In addition, Kapila & Company shall provide the services of other accounting or consulting personnel at the discretion of the CRO.

b.	Duties and Powers.

The CRO’s duties and powers shall include but not be limited to the following:

(i)                 The CRO shall have the combined power and authority of all senior management personnel of the Company, including the chief executive officer, chief operating officer and chief financial officer of the Company ,for all purposes; including the sole power and authority, subject to the consent and approval of the Board of Directors of the Company (the “Board”) in those instances where a chief executive officer would require Board consent and approval: (a) to open and close bank accounts for the Company, (b) to transfer funds of the Company, (c) to hire and terminate employees of the Company; (d) to cause the Company to modify, amend, terminate and/or enforce its contractual rights; (e) to cause the Company to enter into agreements or contracts; (f) to cause the Company to pursue, settle or compromise any litigation, controversy or other dispute involving the Company, (g) to cause the Company to borrow funds and to pledge its assets in order to pay the working capital needs of the Company, (h) to cause the Company to exercise the Company’s rights under the Company’s agreements and other agreements in favor of the Company, and (i) to cause the Company to take any other action which the CRO, in good faith, determines to be necessary, prudent or appropriate under the circumstances.

Mr. Robert W. Beard
March 20, 2012

(ii)               The CRO shall perform a financial review of the Company, including but not limited to a review and assessment of financial information that has been, and that will be, provided by the Company to the public or its creditors, including without limitation its short and long-term projected cash flows, and shall assist the Company in developing, refining and implementing its business plans, and subject to the consent and approval of the Board in those instances where a chief executive officer would require Board consent and approval, the CRO shall have the power to implement such business plans subject to the approval and consent of the Board; and

(iii)             The CRO shall assist in the identification of cost reduction and operations improvement opportunities and the CRO shall have the power and authority to implement such cost reduction recommendations subject to the consent and approval of the Board in those instances where a Chief Executive Officer would require Board consent and approval; and

(iv)             The CRO shall develop possible restructuring plans or strategic alternatives for maximizing the enterprise value of the Company’s various business lines, the CRO shall determine which plan(s) or alternative(s) are appropriate under the circumstances and the CRO shall use commercially reasonable efforts to attempt to implement such plan(s) or alternative(s), subject to the approval and consent of the Board; and

(v)               The CRO shall assist in identifying strategic alternatives and in negotiating with potential merger or business partners or acquirers of some or all of the Company’s assets and with current or potential new lenders, and

(vi)             Notwithstanding the foregoing, nothing herein shall be deemed to authorize the CRO, to initiate any receivership, plan of liquidation, Chapter 11 proceeding under the Bankruptcy Code or similar proceeding without the prior consent and approval of the Board of Directors, provided, however, that if and for so long as the CRO remains the CRO under this Agreement, the CRO shall be the Company’s representative for all purposes in connection with any such proceeding.

Mr. Robert W. Beard
March 20, 2012

c.	Reporting.

The CRO shall provide regular reports to the Board, either verbal or written, no less often than once a week, and shall periodically provide the Board with the status of actions which have been initiated and/or actions which are being planned but not yet initiated. The CRO will make himself available for all regular and special Board meetings assuming receipt of reasonable notice thereof.

d.	Employment by SMF.

The CRO will continue to be employed by Kapila & Company and, while rendering services to the Company, will continue to work with other personnel at Kapila & Company in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement. With respect to the Company; however, the CRO shall operate pursuant to the terms of this Agreement and Kapila & Company shall have no liability to the Company for any acts or omissions of such officers.

e.	Projections: Reliance: Limitation of Duties.

You understand that the services to be rendered by the CRO may include the preparation of projections and other forward-looking statements, and that numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections and other forward-looking statements. In addition, the CRO will be relying on information provided by other members of the Company’s management in the presentation of those projections and other forward-looking statements. Neither the CRO nor Kapila & Company makes any representation or guarantee that an appropriate restructuring proposal or strategic alternative can be formulated for the Company, that any restructuring proposal or strategic alternative selected by Kapila & Company and the CRO will be more successful than all other possible restructuring proposals or strategic alternatives, that restructuring is the best course of action for the Company or, if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents.

Further, the Company hereby authorizes the CRO and Kapila & Company to select the restructuring proposal(s) or strategic alternative(s) that Kapila & Company and the CRO deem (subject to the consent and approval of the Board) to be prudent or reasonable under the circumstances and Kapila & Company and the CRO are hereby authorized and empowered to implement such proposal(s) and alternative(s) selected by Kapila & Company and the CRO.

Mr. Robert W. Beard
March 20, 2012

2.	Compensation

a.	Kapila & Company will be paid by the Company for the services of the CRO at the rate of $500 per hour. Services provided to the Company by accounting and consulting personnel to support the CRO in carrying out the services outlined herein shall be paid by the Company at the standard hourly rates of such accounting and consulting personnel. Such hourly rates for personnel levels we expect to be involved in this matter shall be referred to as “standard hourly rates” and are between $100 and $400 per hour.

b.	In addition, Kapila & Company will be reimbursed by the Company for the reasonable out-of-pocket expenses of the CRO, and, if applicable, other accounting and consulting personnel, incurred in connection with this assignment, such as reasonable out-of-town travel, reasonable out-of-town lodging, duplications, computer research, messenger and telephone charges. Kapila & Company shall be reimbursed by the Company for the reasonable fees and expenses of its counsel incurred in connection with the Agreement.

c.	All fees and expenses due to Kapila & Company will be billed on a bi-weekly basis. The bills will be presented to the Chief Operating Officer who will have five business days to review the invoices. If no objections are received, the CRO is authorized to remit payment to Kapila & Company for the invoices.

d.	Upon the execution of this Agreement, the Company shall pay to Kapila & Company a retainer of $100,000. We will hold this retainer and apply it to the final bill for this engagement. Please see attached wire instructions information.

3.	Term

The engagement will commence as of the date hereof and may be terminated by either party without cause by giving 5 days’ written notice to the other party. In the event of any such termination, any fees and expenses due to Kapila & Company shall be applied to the remaining balance of the retainer to the extent a balance exists and then any additional fees and expenses shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). The Board may immediately terminate Kapila & Company’s services hereunder at any time for Cause (hereinafter defined) by giving written notice to Kapila & Company. Kapila & Company may immediately terminate its services hereunder at any time for Good Reason (hereinafter defined) by giving written notice to the Company. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraph 8.

Mr. Robert W. Beard
March 20, 2012

For purposes of this Agreement, “Cause” shall mean if (i) the CRO is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; or (ii) a material breach of any of Kapila &Company or the CRO material obligations under this Agreement which is not cured within 30 days of the Company’s written notice thereof to Kapila & Company describing in reasonable detail the nature of the alleged breach. For purposes of this Agreement, termination for “Good Reason” shall mean termination caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within 5 days of SMF having given written notice of such breach to the Company describing in reasonable detail the nature of the alleged breach or upon the CRO’s determination, in his sole and absolute discretion, that the Board is not approving or consenting to recommended actions that are in the best interest of the Company or is hindering the ability of the CRO to perform services contemplated under this Agreement and after having given 5 days’ written notice of such determination and the basis thereof.

4.	No Audit, Duty to Update

It is understood that the CRO and Kapila & Company are not being requested to perform an audit, review or compilation or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company. The CRO and Kapila & Company are under no obligation to update data submitted to them or review any other areas.

5.	No Third Party Beneficiary

The Company acknowledges that all advice (written or oral) given by Kapila & Company to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board of Directors and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without Kapila & Company’s prior approval (which shall not be unreasonably withheld), except as required by law.

6.	Conflicts

Kapila & Company is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware. Because Kapila & Company is a consulting firm that serves Companies in numerous cases, both in and out of court, it is possible that Kapila & Company may have rendered services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, Kapila & Company will not represent and Kapila & Company has not represented, the interests of any such entities or people in connection with this matter.

Mr. Robert W. Beard
March 20, 2012

7.	Confidentiality/Non-Solicitation

The CRO and Kapila & Company shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision.

8.	Indemnification

The Company shall indemnify Kapila & Company and the CRO to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to Kapila & Company and the CRO. The CRO shall be covered as an officer under the Company’s existing director and officer liability insurance policies. The Company shall also maintain any such insurance coverage for the CRO for a period of not less than two years following the date of the termination of such officer’s services hereunder. The provisions of this section 8 are in the nature of contractual obligations and no change in applicable law or the Company charter, bylaws, or other organizational documents or policies shall affect the CRO’s or Kapila & Company’s rights hereunder.

9.	Miscellaneous

This Agreement shall (together with the attached indemnity provisions) be: (a) governed and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Company and Kapila & Company agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or nonperformance of the Company or Kapila & Company hereunder.

Mr. Robert W. Beard
March 20, 2012

10.	Soneet R. Kapila as Officer of the Company

Soneet R. Kapila, individually and as authorized officer of the Company, hereby joins in the execution and delivery of this agreement: (i) to consent to the terms and provisions of this agreement and this engagement for all purposes and (ii) to confirm that Kapila & Company and the CRO shall have the powers and authorities set forth in this agreement for all purposes.

11.	Other

Notwithstanding anything herein to the contrary, SMF hereby agrees that, without the consent of the Board of Directors of the Company, Kapila & Company will not substitute any party for Soneet R. Kapila to serve as CRO of the Company; provided, however, that nothing herein shall prohibit Kapila & Company from staffing its engagement with the Company with personnel in addition to Soneet R. Kapila.

The Company acknowledges that Kapila & Company may, at its own expense, place announcements and advertisements or otherwise publicize its services performed hereunder, including a reproduction of the Company’s business logo.

If the foregoing is acceptable to you, kindly sign the enclose copy to acknowledge your agreement with its terms.

Very truly yours,

Kapila & Company

By: \s\ Soneet R. Kapila
Soneet R. Kapila
skapila@kapilaco.com

Mr. Robert W. Beard
March 20, 2012

Accepted and Agreed:

SMF Energy Corporation

By: \s\ Robert Beard

Robert W. Beard

Chief Operating Officer

By: \s\ Soneet R. Kapila
Soneet R. Kapila, individually and
as the authorized Officer of the
Company solely for the purposes
of Paragraph 10 of this Agreement

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